EXHIBIT 10(d)

             Administrative Services Agreement between CRIIMI MAE Inc.
                                  and C.R.I., Inc.



                          ADMINISTRATIVE SERVICES AGREEMENT


     THIS ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement") is made as of 11:59 p.m. this 30th day of June, 1995, by and between CRIIMI MAE Inc., a Maryland corporation (the "Company") and C.R.I., Inc., a Delaware corporation ("CRI").

                                 R E C I T A L S

     WHEREAS, the Company is renting office space from CRI pursuant to a Sublease of even date herewith (the "Sublease"); and

     WHEREAS, the Company and its affiliated entities including, without limitation, those listed on Exhibit A hereto ("Affiliates") wish to purchase and acquire from CRI and/or affiliates certain administrative and office facility services designed to assist the Company and its Affiliates in the cost-efficient management of their corporate and business affairs, in the manner and pursuant to terms and conditions as more specifically described herein; and

     WHEREAS, CRI desires to provide or cause to be provided those services requested by the Company and/or its Affiliates under such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Services to be Rendered

          (a) CRI shall render or cause to be rendered to the Company and its Affiliates, upon request of the Company and/or its Affiliates, those routine and ordinary services listed on Exhibit B, attached hereto and made a part hereof, upon the hourly rates or predetermined fees set forth or referred to thereon. Such rates or fees shall not be changed for a period of one (1) year, commencing on the date hereof, and are intended to allow CRI to recover only its costs and expenses, including allocable employee benefits and overhead and return on capital investments for telephone and computer equipment, without realizing any profit.

          (b) From time to time, the Company and/or its Affiliates may desire additional services not specifically addressed in Exhibit B. For such additional services, if requested and to the extent CRI is willing and able to furnish such additional services, CRI will be compensated in amounts determined based upon hours of service rendered and hourly rates set by CRI. The provision of any such additional services by CRI, if such additional services are not of the character of those set forth on Exhibit B, and the amount of compensation therefor, shall be at all times on terms which are equal or no less favorable to the Company and its Affiliates than could be obtained from unaffiliated third parties for comparable services and which allow CRI to recover only its costs and expenses, including allocable overhead, without realizing any profit.

          (c) CRI shall obtain the approval of the Company's President, Executive Vice President or Chief Financial Officer (or their designee) before
(i) performing services on any project for the Company or its Affiliates, the payments for which services are expected to exceed $1,000 or (ii) engaging the services of any third party consultant for the Company or its Affiliates, the payments for which services are expected to exceed $1,000.

          (d) Notwithstanding any other provisions set forth herein, CRI shall not charge the Company or its Affiliates for services hereunder in an amount greater than CRI charges any other party under an administrative services or similar agreement for the same services.

     2.   Term

          The initial term of this Agreement shall commence on the date hereof and shall be for a period of one (1) year (the "Initial Term"). Thereafter, this Agreement shall be renewable for successive one (1) year terms (each a "Term Year") on such terms and conditions as may be agreed by the parties. During the Initial Term, this Agreement may be terminated by the Company at any time upon thirty (30) days' prior written notice. At any time after the Initial Term, either party may terminate this Agreement by giving the other party at least thirty (30) days' prior written notice. In addition, this Agreement shall terminate, at CRI's option, upon the relocation by the Company to premises other than those subleased to the Company by CRI pursuant to the Sublease.

     3.   Compensation

          For the services rendered by CRI to the Company and/or its Affiliates pursuant to this Agreement, the Company or its Affiliates shall pay to CRI the amounts due on a monthly basis as invoiced to the Company. Such invoices shall set forth in reasonable detail the services provided, the number of hours of services rendered or fees charged, the identity of the individual(s) providing the services and such other information as the Company and/or its Affiliates may reasonably request. CRI shall submit monthly invoices to the Company by the tenth day of each month and shall receive payment within fifteen (15) days after submission. CRI shall be entitled to a late payment in the amount of four percent (4%) of the amount overdue for any payment not made by the Company. The rates provided for in Exhibit B may be amended by CRI at or as of the end of the Initial Term and each subsequent Term Year.

     4.   Prevention of Performance

          CRI shall not be determined to be in violation of this Agreement if it is prevented from performing any of the obligations hereunder for any reason beyond its reasonable control, including without limitation, acts of God, nature or public enemy, strikes, or limitations of law, regulations or rules of the Federal or of any state or local government or of any agency thereof.

     5.   Independent Contractor; Indemnification

          (a) It is expressly agreed by the parties hereto that each is at all times acting and performing hereunder as an independent contractor and not as agent for the other, and that no act of commission or omission of either party hereto shall be construed to make or render the other party its principal, agent, partner, joint venturer or associate, except to the extent specified herein.

          (b) The Company and its Affiliates shall indemnify, defend and hold CRI and its directors, officers, and employees harmless from and against all damages, losses and out-of-pocket expenses (including reasonable attorney's fees) incurred by them in the course of performing the duties prescribed hereby, except for matters covered by Paragraph 5(c) below.

          (c) CRI shall indemnify, defend and hold the Company and its Affiliates, and their respective directors, officers, partners and employees harmless from and against all damages, losses and out-of-pocket expenses (including reasonable attorneys' fees) caused by or arising out of any willful misconduct or gross negligence in the performance of any obligation or agreement of CRI herein.

          (d) Except as otherwise provided in Paragraph 5(c), CRI does not assume any responsibility under this Agreement other than to render the services called for under this Agreement in accordance with the terms hereof and in good faith. The Company and its Affiliates shall have no recourse against CRI on account of the failure of CRI to render the services as and when required hereunder except as set forth in Paragraph 5(c) above.

     6.   Notices

          (a) Each notice, demand, request, consent, report, approval or communication ("Notice") which is or may be required to be given by either party to the other party in connection with this Agreement and the transactions contemplated hereby, shall be in writing, and given by telex, telegram, telecopy, personal delivery, receipted delivery service, or by certified mail, return receipt requested, prepaid and properly addressed to the party to be served.

          (b) Notices shall be effective on the date sent via telex, telegram or telecopy, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed, to the addresses of the parties as set forth below:

If to the Company:                 CRI Building
                                   11200 Rockville Pike
                                   Rockville, Maryland 20852
                                   Attn.:  Cynthia O. Azzara
                                           Senior Vice President
                                           Chief Financial Officer

If to CRI:                         CRI Building
                                   11200 Rockville Pike
                                   Rockville, Maryland 20852
                                   Attn.:  Richard J. Palmer
                                           Chief Financial Officer

          (c) Each party may designate by Notice to the other in writing, given in the foregoing manner, a new address to which any Notice may thereafter be so given, served or sent.

     7.   Entire Agreement

          This Agreement, together with the Exhibits hereto, constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof, and no prior or contemporaneous written or oral agreement, understandings, undertakings, negotiations, promises, discussions, warranties or covenants not specifically referred to or contained herein or attached hereto shall be valid and enforceable. No supplement, modification, termination in whole or in part, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     8.   Binding Effect

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, each of their respective successors and permitted assigns, but may not be assigned by either party without the prior written consent of the other party, and no other persons shall have or derive any right, benefit or obligation hereunder.

     9.   Headings

          The headings and titles of the various paragraphs of this Agreement are inserted merely for the purpose of conveniences, and do not expressly or by implication limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the paragraph so designated.

     10.  Governing Law; Severability

          This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Maryland. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then in that event, to the maximum extent permitted by law, such invalidity, illegality or enforceability shall not affect any other provisions of this Agreement or any other such instrument.

     11.  Counterparts

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall be considered one and the same instrument.






                    (Signatures Begin on the Following Page)

           IN WITNESS WHEREOF, this Agreement has been executed as of the day andyear first above written.


                              CRIIMI MAE INC.



                              By:   /s/ William B. Dockser
                                    -----------------------------
                              Name: William B. Dockser
                              Its:  Chairman


                              C.R.I., INC.



                              By:   /s/ H. William Willoughby
                                    ------------------------------------
                              Name: H. William Willoughby
                              Its:  President
                                        Exhibit A

                                   AFFILIATES


American Insurance Mortgage Investors (AIM 84)
American Insurance Mortgage Investors-Series 85 (AIM 85)
American Insured Mortgage Investors L.P.-Series 86 (AIM 86)
American Insured Mortgage Investors L.P.-Series 88 (AIM 88)
CRI/AIM Investment Limited Partnership (CRI/AIM)
AIM Acquisition Partners, L.P.
CRI Liquidating REIT, Inc.
CRIIMI, Inc.
AIM Mortgage, Inc.
Integrated Funding, Inc.
AIM Depositary Corporation
AIM Series 85 Depositary Corporation
AIM Third Series 86 Depositary Corporation
AIM Fourth Series 88 Depositary Corporation

CRIIMI MAE Management, Inc.
CRIIMI MAE Services, Inc.
CRIIMI MAE Services Limited Partnership
                                        Exhibit B

                            SERVICES TO BE PROVIDED*

Tax Services

     -- Tax planning, compliance, filing and research, or such other tax services as may be requested from time to time

Computer Consulting Services

     -- Consulting services, as desired by the Company, in connection with all phases of the Company's computer systems

     -- Computer usage charge - an allocation of CRI's computer costs for use of the general computer systems (IBM 36, PC Network) plus a network access charge of $16.50 per month per workstation

Risk Management Services

     -- Supply support, purchasing and consulting services in connection with the Company's insurance needs

Library Services

     -- Purchasing assistance, other services as agreed by the parties, access to existing library

Office Facility and Administrative Services

     --   Office supplies (actual out-of-pocket costs)

     -- Office services, including office security system, repairs and maintenance, etc. (actual out-of-pocket costs where applicable, plus pro rata portion of CRI's cost)

     -- Use of telephone system (actual out-of-pocket costs directly related to Company telephone usage plus pro rata portion of CRI's overall out-of-pocket system costs, plus $9.00 per month per telephone extension)

                                        Exhibit B (Continued)

     -- Use of photocopy machines ($.10 per page for black and white, $1.00 per page for color), telecopier machines and postage meters (actual out-of-pocket costs)

     --   Courier and delivery charges (actual out-of-pocket costs or, in the case of regularly scheduled services, a pro rata portion of CRI's cost)

     -- Computer supplies (actual out-of-pocket costs) and maintenance (pro rata portion of CRI's cost)

     -- Part-time services (75%) of receptionist (75% of actual cost including cost of benefits)

     -- Part-time services of a secretary for each of H. William Willoughby and William B. Dockser (approximately 50% each)

     --   Payroll Assistance

Due Diligence Support

     --   Assistance of personnel in connection with due diligence activities

     -- Consulting services in connection with loan modifications, refinancings and workouts

Legal Support

     --   Assistance of paralegal for corporate and other matters as requested














* The per hour rate for each CRI employee providing the services listed above, including allocable overhead, can be obtained for any year of the term of this Agreement from CRI's Chief Financial Officer.